Exhibit 99.1

Silo Pharma Enters into Sponsored Research Agreement with Columbia University to Develop Psychedelic Therapeutics for Alzheimer’s Disease

Agreement Provides for Option to License Alzheimer’s Therapeutic

Englewood Cliffs NJ, October, __2021 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (OTCQB: SILO), a development-stage biopharmaceutical company focused on the use of psychedelics as a therapeutic, today announced that it has entered into a sponsored research agreement with Columbia University pursuant to which Silo has been granted an option to license certain assets currently under development, including Alzheimer’s disease.

This agreement incorporates the work of Dr. Christine Ann Denny, an Associate Professor of Clinical Neurobiology (in Psychiatry) at Columbia University Irving Medical Center. Denny and her team are focusing their efforts on the molecular mechanisms underlying learning and memory, including diseases such as Alzheimer’s disease. An estimated 5.8 million Americans, including one in ten people, age 65 and older, currently live with Alzheimer’s disease. Dr. Denny’s pioneering research into whether ketamine and the novel inventions that may be licensed by Silo may improve memory retrieval, halt, or even reverse, the process of Alzheimer’s disease-related to memory loss or cognitive aging, could have life-altering implications for people suffering with everything from Alzheimer’s disease to post-traumatic stress disorder (PTSD).

https://www.bc.edu/bc-web/sites/bc-magazine/winter-2021/features/the-memory-hunter.html.html

Eric Weisblum, CEO of Silo Pharma stated “We are excited to partner with Dr. Denny and Columbia University, a world-renowned institution that is at the forefront of research and development in this area. To be able to bring hope and possibly a therapeutic to patients suffering from Alzheimer’s disease is an exciting proposition for Silo Pharma. The unique compounds being developed at Columbia have shown tremendous promise and we look forward to continuing to explore and develop these therapeutics.”

Safe Harbor and Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential” and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Investor Relations Contact:

Hayden IR
Brett Maas
646-536-7331
Email: brett@haydenir.com